Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Enveric Biosciences, Inc. (formerly Ameri Holdings, Inc.) on Form S-3  of our report dated April 21, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Jay Pharma, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which is included in the Form 8-K of Enveric Biosciences, Inc. dated December 30, 2020, including all amendments thereto. We also consent to the reference to our firm under the heading “Experts in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp

New York, NY

February 16, 2021